Exhibit 99.1

May 1, 2018

Dear Shareholder:

Enclosed (unless you have direct deposit) is your $0.07 per share dividend for May 1, 2018.

We are very pleased to report preliminary earnings for the first quarter of 2018 were $6,686,000, or $0.55 per diluted share available to common shareholders. This compares to earnings for the first quarter of 2017 of $4,316,000 or $0.40 per diluted share available to common shareholders. This was an increase of $2,370,000 or 54.9%. Diluted earnings per share increased $0.16 per share or 38.9%, and was impacted by more shares outstanding in 2018.

If you have not heard or read the news, on March 12, 2018, we announced the signing of a definitive agreement to acquire United Community Bancorp (UCB), a $546,000,000 asset bank, headquartered in Lawrenceburg, Indiana. UCB operates an eight branch network in southeast Indiana with five of their locations in the Cincinnati Metropolitan Statistical Area (MSA). The Cincinnati MSA is the largest metropolitan economy in Ohio. Upon closing the transaction, our new combined asset size will be approximately $2,100,000,000. We believe the long-term growth potential of this acquisition offers a substantial upside for shareholders of both organizations. We expect this transaction will close in the third quarter 2018. We will keep you posted in our letters.

Looking at the detail of the first quarter performance, net interest income was $14,772,000 compared to $12,892,000 for the first quarter of 2017, a 14.6% increase. This is primarily the result of loan growth. At quarter end, net loans were $1,140,944,000 compared to $1,061,940,000 at the end of the first quarter 2017. Net loans for the quarter end were down slightly less than 1% from year end 2017, primarily due to expected payoffs. We do see continued strong loan opportunities and we are maintaining a robust pipeline of loan deals.

Deposits were $1,290,671,000 at quarter end. Deposits were up 7.1% from year end 2017, but down slightly from March 2017. Deposit balances fluctuate in the first quarter of a year as a result of the tax refund processing program and the velocity of tax refunds passing through our system. While the program results in our deposit balances fluctuating a bit, we generated $2,200,000 in revenue from the program.

Total noninterest income was $5,713,000, up 11.2% from first quarter 2017. Most noninterest income categories were up nicely and we enjoyed a 20.5% increase in wealth management fees, which was a result of growth in assets under management.

Operating expenses for the first quarter were $12,302,000. This was up 7.0% from the first quarter 2017. Compensation expense was up 4.2%. As we have stated in prior reports, this is a result of investment in personnel, which has contributed to our business growth, resulting in the net interest income growth mentioned earlier.

We have not booked any provision for loan losses in the first quarter. We continue to do extensive analysis through both internal and external reviews, and we believe our reserves are adequate.

If you have any questions, a call is always welcomed.

Very truly yours,

James O. Miller	Dennis G. Shaffer
Chairman	CEO and President

Cautionary Statement Regarding Forward-Looking Information

Comments made in this letter include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Although management believes that the expectations reflected in the forward-looking statements are reasonable, actual results or future events could differ, possibly materially, from those anticipated in these forward-looking statements. The forward-looking statements speak only as of the date of this letter, and Civista Bancshares, Inc. assumes no duty to update any forward-looking statements to reflect events or circumstances after the date of this letter, except to the extent required by law.

IMPORTANT ADDITIONAL INFORMATION

The dividend letter highlights first quarter 2018 results and the discussion includes an information on the proposed transaction involving Civista and United Community. In connection with the proposed transaction, Civista intends to file a registration statement on Form S-4 with the SEC containing a joint proxy statement/prospectus and other documents regarding the proposed transaction with the SEC. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, THE RESPECTIVE INVESTORS AND SHAREHOLDERS OF CIVISTA AND UNITED COMMUNITY ARE URGED TO CAREFULLY READ THE ENTIRE JOINT PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED BY EITHER COMPANY WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT CIVISTA, UNITED COMMUNITY AND THE PROPOSED TRANSACTION. Investors and security holders are also urged to carefully review and consider each of Civista’s and United Community’s public filings with the SEC, including but not limited to their Annual Reports on Form 10-K, their proxy statements, their Current Reports on Form 8-K and their Quarterly Reports on Form 10-Q.

When available, copies of the joint proxy statement/prospectus will be mailed to the respective shareholders of Civista and United Community. When available, copies of the joint proxy statement/prospectus also may be obtained free of charge at the SEC’s web site at http://www.sec.gov, or by directing a request to Civista Bancshares, Inc., 100 East Water Street, P.O. Box 5016, Sandusky, Ohio 44870, Attn: Dennis G. Shaffer.

PARTICIPANTS IN THE SOLICITATION

Civista, United Community and certain of their respective directors and executive officers, under the SEC’s rules, may be deemed to be participants in the solicitation of proxies of Civista’s and United Community’s shareholders in connection with the proposed transaction. Information about the directors and executive officers of Civista and their ownership of Civista common shares is set forth in the proxy statement for Civista’s 2018 Annual Meeting of Shareholders, as filed with the SEC on Schedule 14A on March 15, 2018. Information about the directors and executive officers of United Community and their ownership of United Community’s common stock is set forth in the proxy statement for United’s 2017 Annual Meeting of Shareholders, as filed with the SEC on Schedule 14A on October 25, 2017. Additional information regarding the interests of those participants and other persons who may be deemed participants in the solicitation of proxies of Civista’s and United Community’s shareholders in connection with the proposed transaction may be obtained by reading the joint proxy statement/prospectus regarding the proposed transaction when it becomes available. Once available, free copies of the joint proxy statement/prospectus may be obtained as described above.